UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 229-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 19, 2008, Arch Chemicals, Inc. (the “Company”) entered into amended and restated executive agreements with each of the Company’s current Named Executive Officers, specifically, H. Anderson, M.E. Campbell, S.C. Giuliano, L.S. Massimo and S.A. O’Connor principally to comply with recent regulatory changes. The amendments included the following changes:

First, additional modifications were made to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and a recent Internal Revenue ruling regarding Section 162(m) of the Code and such modifications included the following:

(a)	Upon termination of employment, a Named Executive Officer will be paid an amount equal to $100,000, which may be used by the Named Executive Officer for outplacement and associated services. Previously, outplacement services were to be provided at the Company’s expense.

(b)	Any annual prorated bonus award payable to a Named Executive Officer will be paid upon a Change in Control that occurs after the first quarter instead of following a termination of employment after the first quarter after a Change in Control.

(c)	Revisions were made to the definition of good reason for terminations.

Second, the term of the agreements was amended so that the agreements expire on December 31, 2011, unless extended as a result of a Change in Control or Potential Change in Control. Prior to this change, the agreement automatically renewed at year-end (subject to extension as result of a Change in Control or Potential Change in Control) for one year unless the Compensation Committee of the Board acted otherwise.

Third, the definition of “Change in Control” was revised to reflect current market practices, resulting in a slight narrowing of the scope of transactions that would trigger Change in Control protections under the agreements.

The form of the Amended and Restated Executive Agreement is attached hereto as Exhibit 10.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Form of Amended and Restated Executive Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008

ARCH CHEMICALS, INC.

By:	/s/ Sarah A. O’Connor
Name:	Sarah A. O’Connor
Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Amended and Restated Executive Agreement

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